Exhibit 99.1

For Immediate Release

Contact:	David Leedy

972-586-1703

dleedy@aviall.com

AVIALL ANNOUNCES PROPOSED RULE 144A PRIVATE OFFERING OF SENIOR NOTES

DALLAS, TEXAS, June 13, 2003 — Aviall, Inc. (NYSE: AVL) (“Aviall”) announced today that it is proposing to make, subject to market and other conditions, an offering of Senior Notes due 2011 (the “Notes”). The Notes will be senior unsecured obligations of Aviall and will be equal in right of payment to all of Aviall’s existing and future senior indebtedness, without regard to the value of any assets securing the indebtedness. The Notes will be fully guaranteed on a senior unsecured basis by each of Aviall’s domestic subsidiaries. Aviall expects the gross proceeds from the offering to be approximately $200 million. Aviall intends to apply the net proceeds of the offering to redeem the entire principal amount of Aviall Services’ outstanding 14% Senior Notes due 2007 and to reduce outstanding indebtedness under the senior secured revolving credit facility of Aviall Services, whose obligations are guaranteed by Aviall and its other domestic subsidiaries. Aviall has requested and expects to receive approval from its senior secured revolving credit lenders to retain the facility at its present commitment of $200 million on substantially the same terms and conditions.

The Notes will be offered in a private offering only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”) or to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold absent such registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology. The forward-looking statements speak only as of the date of this release and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

About Aviall, Inc.

Aviall, Inc. (NYSE: AVL) is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for 200 manufacturers and stocks approximately 34,000 line items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and enables commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.